As filed with the Securities and Exchange Commission on April 18, 2006 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICON PUBLIC LIMITED COMPANY
(Exact name of Registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ICON plc
South County Business Park	CT Corporation System
Leopardstown, Dublin 18	111 Eighth Avenue
Ireland	New York, New York 10011
(353) 1-291-2000	(212) 590-9332
(Address and telephone number of Registrant’s	(Name, address and telephone number of
principal executive offices)	agent for service)

Copies to:

Ciaran Murray	William M. Hartnett, Esq.
Chief Financial Officer ICON plc	Cahill Gordon & Reindel LLP
South County Business Park	80 Pine Street
Leopardstown, Dublin 18, Ireland	New York, New York 10005
(353) 1-291-2000	(212) 701-3000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: [ ]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: [ ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of	Amount	maximum	maximum	Amount of
securities to be registered	to be	offering price	aggregate	registration
	registered(1)	per share(2)	offering price(2)	fee

Primary Offering:

Ordinary Shares, par value €0.06 each, to be sold by Icon plc	1,096,054	$48.15	$52,775,000	$5,646.93

Secondary Offering:

Ordinary Shares, par value €0.06 each, to be sold by the Selling
Shareholders	1,500,000	$48.15	$72,225,000	$7,728.07

Total:	-	-	$125,000,000	$13,375.00

(1)	American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, representing Ordinary Shares of par value €0.06 each (the “Ordinary Shares”) of ICON plc have been registered under a separate registration statement on Form F-6 (No. 333-13442). Each ADS represents one Ordinary Share.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee required by the Securities Act of 1933, as amended, and computed under Rule 457(c) based upon the average of the high and low prices of the ADSs as reported on The Nasdaq Stock Market’s National Market on April 17, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion. Dated April 18, 2006.

ICON plc
1,096,054 American Depositary Shares
Representing 1,096,054 Ordinary Shares
Offered by ICON plc From Time to Time

1,500,000 American Depositary Shares
Representing 1,500,000 Ordinary Shares
Offered by the Selling Shareholders From Time to Time

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf” registration or continuous offering process. This means:
  We may offer and sell up to 1,096,054 ordinary shares, par value €0.06 per share, in the form of American Depositary Shares, or ADSs, covered by this prospectus from time to time in one our more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus;

  The selling shareholders identified on page 14 of this prospectus may also use this prospectus to offer and sell up to 1,500,000 of our ordinary shares in the form of ADSs from time to time in one or more offerings. Should selling shareholders sell their securities, we will not receive any of the proceeds from such sale; and

  We will provide a prospectus supplement each time we and/or the selling shareholders sell the ADSs that will provide specific information about the terms of the offering and that also may add to, update or change information contained in this prospectus. The prospectus supplement may also incorporate be reference certain of our other filings with the Securities and Exchange Commission. You should carefully read this prospectus and any future prospectus supplement (including any of our filings incorporated by reference therein) before you invest in any of our ADSs.

     On April 17, 2006, the last reported sale price of our ADSs on The Nasdaq National Market was $47.86 per ADS.

     SEE “RISK FACTORS” REFERRED TO ON PAGE 3 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE ADSs.

     The information in this prospectus is not complete and may be changed. We and the selling shareholders may not sell the shares offered hereby until the registration statement filed with the Securities and Exchange Commission has been declared effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities in any state where the offer and sale is not permitted.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

ICON plc
South County Business Park
Leopardstown, Dublin 18
Ireland
(353) 1-291-2000

The date of this prospectus is                          , 2006

-ii-

SUMMARY

     This summary highlights information about us and the terms of this offering. Because it is a summary, it does not contain all of the information that may be important to you in deciding whether to purchase ADSs. You should read carefully the entire prospectus and the documents that we have filed with SEC that are incorporated or deemed to be incorporated by reference prior to deciding whether to purchase ADSs. In particular, you should read carefully the section titled “Risk Factors” and the financial statements and the notes relating to those statements included elsewhere in this prospectus and the documents incorporated or deemed incorporated by reference. In this prospectus, “ICON”, the “Company”, “we”, “us” and “our” refer to ICON plc, a public limited company organized under the laws of Ireland, and its consolidated subsidiaries.

ICON

     We are a contract research organization, or CRO, providing clinical research and development services on a global basis to the pharmaceutical, biotechnology and medical device industries. Our focus is on supporting the conduct of clinical trials. We have historically done so by providing such services as Phase I – IV clinical trials management, study design, laboratory services and drug development support. We believe that we are one of a select group of CROs with the capability and expertise to conduct clinical trials in most major therapeutic areas on a global basis. As of December 31, 2005, we had approximately 3,050 employees and operations in 41 locations in 27 countries, including the United States and major markets in Europe and the rest of the world, or Rest of World. For the fiscal year ended December 31, 2005, we derived approximately 58.6%, 33.7% and 7.7% of our net revenue in the United States, Europe and Rest of World, respectively.

     Headquartered in Dublin, Ireland, we began operations in 1990 and have expanded our business through internal growth and strategic acquisitions. In 2005 revenue was earned from over 300 clients, including all of the top 20 pharmaceutical companies, as ranked by 2004 revenues.

     In executing clinical trials, we utilize an operating model based on a “dedicated team approach” in which a team of full-time clinical professionals, primarily operating out of centralized offices, is assigned exclusively to each project. This contrasts with the approach of many competitors whose clinical staff typically work on multiple projects at once, sometimes operating from non-office bases in remote locations and some of whom may be part-time. We believe our operating model has a number of advantages, and in particular it ensures that each clinical project receives undivided attention and is executed efficiently and to high quality standards, as team members do not have conflicting demands. In addition, strong relationships with our clients are developed by the team which generally facilitates high levels of repeat business.

     Since inception, we have invested significantly in developing and maintaining a quality system that supports and reinforces our culture of customer focus, client service and high quality output. We became ISO 9002 accredited in 1994 and we have continued to undergo several quality systems surveillance audits each year in order to maintain global registration. In 2003 we transitioned to the new ISO 9001:2000 standard. This quality system combined with our independent quality assurance division provides a globally consistent approach to all projects that we undertake and also promotes the delivery of a high quality service to all of our clients.

Change in Fiscal Year End

     On July 27, 2005 our Board of Directors approved a change of our fiscal year end from a twelve-month period ending on May 31 to a twelve-month period ending on December 31. We made this change in order to align our fiscal year end with the majority of other contract research organizations. As a requirement of this change, we reported results for the seven-month period from June 1, 2005 to December 31, 2005 as a separate transition period in a Transition Report filed on Form 20-F. Going forward, our fiscal quarters will end on the last day of March, June, September and December of each year.

Risks Related to Our Business and Purchasing Our ADSs

     Before you purchase our ADSs, you should be aware that there are various risks related to, among other things: our dependence on the continued outsourcing of research and development by the pharmaceutical, biotechnology and medical device industries; our limited number of clients; clients discontinuing use of services or cancellations or discontinuance of projects; competition with larger companies and research institutions; quarterly results fluctuations; continued losses by our central laboratory segment; dependence on long-term fixed-fee contracts; our ability to attract or retain qualified staff; failure to comply with regulatory authorities; exchange rate fluctuations; potential liability claims; loss of business opportunities as a result of health care reform or changes in the regulatory environment; our failure to successfully develop and market or acquire new services; our reliance on third parties for important services; ongoing disruptions of our business caused by acquisitions we may make in the future; fluctuations in the stock market or general economic conditions; difficulty enforcing U.S. judgments against us; and the determination that we are a Passive Foreign Investment Company.

     Our principal executive offices are located in South County Business Park, Leopardstown, Dublin 18, Ireland and our telephone number is (353) 1-291-2000. Our principal offices in the United States are located at 212 Church Road, North Wales, PA 19454.

RISK FACTORS

     If you purchase our ADSs, you will take on a financial risk. In deciding whether to invest, you should carefully consider the following factors, the other information contained in this prospectus, including the prospectus supplement attached hereto, and the additional information in our reports and other documents on file with the SEC that are incorporated herein by reference.

RISKS RELATED TO OUR BUSINESS

We are dependent on the continued outsourcing of research and development by the pharmaceutical, biotechnology and medical device industries.

     We are dependent upon the ability and willingness of the pharmaceutical, biotechnology and medical device companies to continue to spend on research and development and to outsource the services that we provide. We are therefore subject to risks, uncertainties and trends that affect companies in these industries. We have benefited to date from the tendency of pharmaceutical, biotechnology and medical device companies to outsource clinical research projects. Any downturn in these industries or reduction in spending or outsourcing could adversely affect our business. For example, if these companies expanded upon their in-house clinical or development capabilities, they would be less likely to utilize our services. In addition, if governmental regulations were changed, they could affect the ability of our clients to operate profitably, which may lead to a decrease in research spending and therefore this could have a material adverse effect on our business.

We depend on a limited number of clients and a loss of, or significant decrease in, business from them could affect our business.

     We have in the past and may in the future derive a significant portion of our net revenue from a relatively limited number of clients. During the transition period ended December 31, 2005, 39% of our net revenue was derived from our top five clients. In the transition period, no client contributed more then 10% of net revenues. During the fiscal year ended May 31, 2005, 43% of our net revenue was derived from our top five clients. In the fiscal year ended May 31, 2005, 12% of our net revenue was derived from Astra Zeneca plc, no other client contributed more then 10% of net revenues. During the fiscal year ended May 31, 2004, 40% of our net revenue was derived from our top five clients. In the fiscal year ended May 31, 2004, 17% of our net revenue was from Astra Zeneca plc, no other client contributed more then 10% of net revenues.

If our clients discontinue using our services, or cancel or discontinue projects, our revenue will be adversely affected and we may not receive their business in the future or may not be able to attract new clients.

     Our clients may discontinue using our services completely or cancel some projects either without notice or upon short notice. The termination or delay of a large contract or of multiple contracts could have a material adverse effect on our revenue and profitability. Historically, clients have canceled or discontinued projects and may in the future cancel their contracts with us for reasons including:

  the failure of products being tested to satisfy safety or efficacy requirements;

  unexpected or undesired clinical results of the product;

  a decision that a particular study is no longer necessary;

  poor project performance, insufficient patient enrollment or investigator recruitment; or

  production problems resulting in shortages of the drug.

If we lose clients, we may not be able to attract new ones, and if we lose individual projects, we may not be able to replace them.

We compete against many companies and research institutions that may be larger or more efficient than we are. This may preclude us from being given the opportunity to bid, or may prevent us from being able to competitively bid on and win new contracts.

     The market for CROs is highly competitive. We primarily compete against in-house departments of pharmaceutical companies and other CROs including Quintiles Transnational Corporation, Covance Inc., PAREXEL International Corporation, Kendle International Inc., Ingenix Inc. (United Health Group Incorporated), Omnicare Inc., PRA International Inc., MDS Inc., SFBC International Inc., Charles River Laboratories, Inc. and Pharmaceutical Product Development, Inc. Some of these competitors have substantially greater capital, research and development capabilities and human resources than we do. As a result, they may be selected as preferred vendors of our clients or potential clients for all projects or for significant projects, or they may be able to price projects more competitively than us. Any of these factors may prevent us from getting the opportunity to bid on new projects or prevent us from being competitive in bidding on new contracts.

Our quarterly results are dependent upon a number of factors and can fluctuate from quarter to quarter.

     Our results of operations in any quarter can fluctuate depending upon, among other things, the number and scope of ongoing client projects, the commencement, postponement, variation and cancellation or termination of projects in the quarter, the mix of revenue, cost overruns, employee hiring and other factors. Our net revenue in any period is directly related to the number of employees and the percentage of these employees who were working on projects and billed to the client during that period. We may be unable to compensate for periods of underutilization during one part of a fiscal period by augmenting revenues during another part of that period. We believe that operating results for any particular quarter are not necessarily a meaningful indication of future results.

Our Central Laboratory segment has been loss making and may continue to experience losses in the future.

     Our central laboratory has experienced a period of underperformance over the past number of years. To return this business segment to profitability we require continued strong levels of new business awards and economies of scale in the usage of both resources and lab inputs. If we do not achieve continued momentum in winning new business and if these economies are not attained, then our central laboratory may continue to make losses.

Approximately 85% of our net revenue is earned from long-term fixed-fee contracts. We would lose money in performing these contracts if the costs of performance exceed the fixed fees for these projects.

     Approximately 85% of our net revenue is earned from long-term fixed-fee contracts. We have in the past and therefore will continue to bear the risk of cost overruns under these contracts. If the costs of performing these projects exceed the fixed fees for these projects (for example if we underprice these con-

tracts) if there are significant cost overruns or if there are unanticipated delays under these contracts, our business, financial condition and operating results could be adversely affected.

If we fail to attract or retain qualified staff, our performance may suffer.

     Our business, future success and ability to expand operations depends upon our ability to attract, hire, train and retain qualified professional, scientific and technical operating staff. We compete for qualified professionals with other CROs, temporary staffing agencies and the in-house departments of pharmaceutical, biotechnology and medical device companies. Although we have not had any difficulty attracting or retaining qualified staff in the past, there is no guarantee that we will be able to continue to attract a sufficient number of clinical research professionals at an acceptable cost.

Failure to comply with the regulations of the U.S. Food and Drug Administration and other regulatory authorities could result in substantial penalties and/or loss of business.

     The U.S. Food and Drug Administration, or FDA, and other regulatory authorities inspect us from time to time to ensure that we comply with their regulations and guidelines, including environmental and health and safety matters. In addition, we must comply with the applicable regulatory requirements governing the conduct of clinical trials in all countries in which we operate. If we fail to comply with any of these requirements we could suffer:

  the termination of any research;

  the disqualification of data;

  the denial of the right to conduct business;

  criminal penalties; and

  other enforcement actions.

Our exposure to exchange rate fluctuations could adversely affect our results of operations.

     We derived approximately 41.4% of our consolidated net revenue in the transition period ending December 31, 2005 from our operations outside of the United States. Our financial statements are presented in U.S. dollars. Accordingly, changes in exchange rates between the U.S. dollar and other currencies in which we report local results, including the pound sterling and the euro, will affect the translation of a subsidiary’s financial results into U.S. dollars for purposes of reporting our consolidated financial results.

     In addition, our contracts with our clients are sometimes denominated in currencies other than the currency in which we incur expenses related to such contracts. Where expenses are incurred in currencies other than those in which contracts are priced, fluctuations in the relative value of those currencies could have a material adverse effect on our results of operations. We regularly review our currency exchange exposure and hedge a portion of this exposure using forward exchange contracts.

Liability claims brought against us could result in payment of substantial damages to plaintiffs and decrease our profitability.

     We contract with physicians who serve as investigators in conducting clinical trials to test new drugs on their patients. This testing creates the risk of liability for personal injury to or death of the pa-

tients. Although investigators are generally required by law to maintain their own liability insurance, we could be named in lawsuits and incur expenses arising from any professional malpractice actions against the investigators with whom we contract. To date, we have not been subject to any liability claims that are expected to have a material effect on us.

     Indemnifications provided by our clients against the risk of liability for personal injury to or death of the patients vary from client to client and from trial to trial and may not be sufficient in scope or amount or the providers may not have the financial ability to fulfill their indemnification obligations. Furthermore, we would be liable for our own negligence and that of our employees.

     In addition, we maintain an appropriate level of worldwide Professional Liability/Error and Omissions Insurance. The amount of coverage we maintain depends upon the nature of the trial. We may in the future be unable to maintain or continue our current insurance coverage on the same or similar terms. If we are liable for a claim that is beyond the level of insurance coverage, we may be responsible for paying all or part of any award.

We may lose business opportunities as a result of health care reform and the expansion of managed care organizations.

     Numerous governments, including the U.S. government and governments outside of the U.S., have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. If these efforts are successful, pharmaceutical, biotechnology and medical device companies may react by spending less on research and development and therefore this could have a material adverse effect on our business.

     For instance, in the past the U.S. Congress has entertained several comprehensive health care reform proposals. The proposals were generally intended to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While the U.S. Congress has not yet adopted any comprehensive reform proposals, members of Congress may raise similar proposals in the future. We are unable to predict the likelihood that health care reform proposals will be enacted into law.

     In addition to health care reform proposals, the expansion of managed care organizations in the healthcare market may result in reduced spending on research and development. Managed care organizations’ efforts to cut costs by limiting expenditures on pharmaceuticals and medical devices could result in pharmaceutical, biotechnology and medical device companies spending less on research and development. If this were to occur, we would have fewer business opportunities and our revenues could decrease, possibly materially.

We may lose business as a result of changes in the regulatory environment

     Various regulatory bodies throughout the world may enact legislation which could introduce changes to the regulatory environment for drug development and research. The adoption and implementation of such legislation is difficult to predict and therefore could have a material adverse effect on our business.

We may not be able to successfully develop and market or acquire new services.

     We may seek to develop and market new services that complement or expand our existing business or expand our service offerings through acquisition. If we are unable to develop new services and/or create demand for those newly developed services, or expand our service offerings through acquisition, our future business, results of operations, financial condition, and cash flows could be adversely affected.

We rely on third parties for important services.

     We depend on third parties to provide us with services critical to our business. The failure of any of these third parties to adequately provide the needed services could have a material adverse effect on our business.

We may make acquisitions in the future, which may lead to disruptions to our ongoing business.

     We have made a number of acquisitions and will continue to review new acquisition opportunities. If we are unable to successfully integrate an acquired company, the acquisition could lead to disruptions to the business. The success of an acquisition will depend upon, among other things, our ability to:

  assimilate the operations and services or products of the acquired company;

  integrate acquired personnel;

  retain and motivate key employees;

  retain customers; and

  minimize the diversion of management’s attention from other business concerns.

     Acquisitions of foreign companies may also involve additional risks, including assimilating differences in foreign business practices and overcoming language and cultural barriers.

     In the event that the operations of an acquired business do not meet our performance expectations, we may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

RISKS RELATED TO PURCHASING OUR ADSs

Fluctuations in the stock market or general economic conditions could negatively affect the market price of our ADSs.

     The market price of our ADSs, which are quoted on the Nasdaq National Market, and our ordinary shares, which are listed on the Official List of the Irish Stock Exchange, may be subject to significant fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions of the industry, prospects of healthcare reform, changes in government regulation, general economic conditions and ongoing geopolitical tensions. Furthermore, the stock market has experienced, and may further experience in the future, significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may have a material adverse effect on the market price of our ADSs and ordinary shares.

It may be difficult for investors to enforce U.S. judgments against us.

     We are incorporated in the Republic of Ireland and many of our subsidiaries are organized outside of the United States. As a result, the principles of law that govern our shareholder rights, the validity of corporate procedures and other matters may be different from those that would apply if we were a U.S. company. For example, it is not certain whether an Irish court (i) would enforce judgments of U.S. courts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

If we were determined to be a Passive Foreign Investment Company, or PFIC, United States shareholders could suffer adverse tax consequences.

     A foreign corporation generally will be a PFIC for United States federal income tax purposes if in any tax year either 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, royalties, rents and annuities) or the average percentage of its assets that produce passive income or are held for the production of passive income is at least 50%. We believe that we are not currently a PFIC and, based on our management’s current projections of our future income and assets and the manner in which we currently intend to manage and conduct our business in the future, that we will not become a PFIC in the foreseeable future. However, the PFIC rules are complex and subject to some uncertainty (given the very limited amount of authority interpreting such rules) and, thus, there can be no assurance that we are not currently a PFIC or will not become one in the future. If we were treated as a PFIC for any taxable year in which a U.S. Holder held ordinary shares or ADSs, certain adverse consequences could apply, including a material increase in the amount of tax that the U.S. Holder would owe, an imposition of tax earlier than would otherwise be imposed, interest charges and additional tax form filing requirements. U.S. Holders should consult with their tax advisors as to the effect of these rules. For a discussion of the PFIC rules and other material U.S. federal income tax matters, see “U.S. Federal Income Tax Considerations.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in “Risk Factors” and elsewhere in this prospectus, as well as in our Transition Report on Form 20-F, our Annual Report on Form 20-F and other reports and documents that we file from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

     We intend to use the net proceeds from any offering hereunder for general corporate purposes. The prospectus supplement issued in connection with any offering of ADSs by us will provide further detail about the use of the proceeds received therefrom.

     We will not receive any proceeds from the sale of ADSs by the selling shareholders.

CAPITALIZATION

     The following table sets forth, as of December 31, 2005, our cash and cash equivalents, short-term investments, short-term debt and capitalization:

As of
December 31, 2005
(1)

(in thousands)

Cash and cash equivalents	$59,509

Short-term investments (available for sale)	$22,809

Shareholders’ equity:
Ordinary shares, par value €0.06 per share: 20,000,000 shares authorized; 14,018,092 shares
issued and outstanding	993
Additional paid-in capital	123,333
Accumulated other comprehensive income	3,409
Merger reserve	47
Retained earnings	113,776

Total shareholders’ equity	241,558

Total capitalization	$241,558

(1)	There has been no material change since December 31, 2005 in the total capitalization of the Company.
(2)	For a discussion of our indebtedness, see “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources” in our Transition Report on Form 20-F for the period ended December 31, 2005, which is incorporated by reference herein.

PRICE RANGE OF ADSs AND DIVIDEND POLICY

     Our ADSs are traded on The Nasdaq National Market under the symbol “ICLR.” A total of 14,018,092 ordinary shares were issued and outstanding as of December 31, 2005, of which no ordinary shares were held by individual holders of record in the United States, excluding ordinary shares held in the form of ADRs, approximately 99% of which are held by holders of record in the United States. Because some of these ordinary shares were held by brokers or nominees, the number of holders of record or registered holders of ordinary shares in the United States is not representative of the number or residence of beneficial holders. The following table sets forth the high and low per share sale prices for our ADSs on The Nasdaq National Market for the periods indicated, as reported in published financial sources.

	ADSs

	Nasdaq

	High	Low

LAST SIX MONTHS:

March 2006	$49.00	$44.51

February 2006	$48.50	$43.59

January 2006	$44.50	$41.00

December 2005	$44.00	$39.86

November 2005	$41.75	$36.36

October 2005	$49.56	$39.31

LAST NINE QUARTERS

FISCAL 2005:

First Quarter	$49.00	$41.00

TRANSITION PERIOD:

Quarter ended November 30, 2005	$50.49	$36.36

Quarter ended August 31, 2005	$41.89	$30.10

FISCAL 2005:

Fourth Quarter	$38.95	$30.26

Third Quarter	$38.99	$33.78

Second Quarter	$39.39	$31.04

First Quarter	$44.92	$31.75

FISCAL 2004:

Fourth Quarter	$43.49	$29.74

Third Quarter	$46.05	$33.03

	ADSs

	Nasdaq

	High	Low

LAST FIVE FISCAL YEARS:

Seven months ended December 31, 2005	$50.49	$30.10

2005	$44.92	$30.26

2004	$46.05	$25.87

2003	$32.87	$14.88

2002	$39.58	$22.93

2001	$29.75	$15.00

     Our ordinary shares are also traded on the Official List of the Irish Stock Exchange; however, to date there has been limited trading activity on this exchange.

     We currently anticipate that after this offering all of our earnings will be retained for the development of our business and do not anticipate paying any cash dividends in the foreseeable future. Under Irish law, we may only pay dividends out of profits legally available for that purpose. In addition, we are restricted from distributing by way of dividend any sum we receive as grants in connection with agreements we have with the Irish government agency, Enterprise Ireland. We paid no dividends in fiscal year 1996 through the present.

SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of February 27, 2006 by the selling shareholders.

Shares
	Shares Beneficially		Maximum	Beneficially
	Owned Prior to		Number of	Owned After
	This Offering(1)		Shares Being	This Offering(1)
Name and Address of			Sold in
Selling Shareholder	Number	Percent	This Offering	Number	Percent

Dr. Ronan Lamb(3)	952,470	6.8%	(2)	(2)	(2)
South County Business Park,
Leopardstown
Dublin 18, Ireland

Poplar Limited(4)	1,494,892	10.7%	(2)	(2)	(2)
c/o Dr. John Climax
South County Business Park,
Leopardstown
Dublin 18, Ireland

(1)	As used in this table, “beneficial ownership” means to the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition of a security). A person is deemed as of any date to have “beneficial ownership” of any security if that such person has the right to acquire within 60 days after such date.
(2)	The selling shareholders may sell up to 1,500,000 ADSs representing ordinary shares under this Registration Statement. The prospectus supplement issued in connection with any offering by any of the selling shareholders will provide further details with respect to the number of ADSs representing ordinary shares to be offered by each selling shareholder and the number of ADSs representing ordinary shares that would be beneficially owned by each selling shareholder following such offering. The decision by either of the selling shareholders to sell any of its respective ADSs representing ordinary shares in an offering will depend upon the market price of our ADSs at that time and other factors deemed relevant by such selling stockholder. Notwithstanding the registration of our ADSs held by the selling shareholders, the selling shareholders may also sell their ADSs representing ordinary shares pursuant to applicable exemptions from registration, including but not limited to, Rule 144 under the Securities Act.
(3)	Includes 8,000 options (vested and unvested).
(4)	Poplar Limited is a Jersey company controlled by the Chairman of our Board of Directors, Dr. John Climax. The total number of shares beneficially owned by Dr. Climax is comprised of 18,000 options (vested and unvested) and 40 ordinary shares beneficially held by Dr. Climax and 1,476,852 ADSs held by Poplar Limited.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     Set forth below is the opinion of Cahill Gordon & Reindel LLP, counsel to ICON, regarding the material U.S. federal income tax consequences of the ownership and disposition of ordinary shares or ADSs purchased in this offering by U.S. Holders (as defined below) who hold such ordinary shares or ADSs as capital assets. The following opinion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as now in effect, and such authorities may be repealed, revoked or modified (possibly on a retroactive basis) so as to result in U.S. federal income tax consequences different from those described in the opinion. The following opinion is based on the accuracy of (i) each of the factual matters set forth in this prospectus and (ii) factual representations contained in a certificate of ICON plc delivered to Cahill Gordon & Reindel LLP in connection with this opinion, which facts have not been independently reviewed or verified by Ca-hill Gordon & Reindel LLP. Any inaccuracy in any of these factual matters may affect the legal conclusions reached in the opinion. Cahill Gordon & Reindel LLP has no obligation to update this opinion to reflect future changes in law or any inaccuracies in any of the foregoing factual matters that may later come to our attention.

     As discussed in the opinion, the U.S. federal income tax consequences of the ownership and disposition of ordinary shares or ADSs purchased in this offering will depend to a significant extent on ICON’s actual income and assets and the manner in which ICON manages and conducts its business, both now and in the future. ICON’s projections, computations and estimates of these items have not been independently reviewed or verified by Cahill Gordon & Reindel LLP, and Cahill Gordon & Reindel LLP expresses no opinion regarding such projections, computations and estimates.

     This opinion is not a guarantee and merely represents the judgment of Cahill Gordon & Reindel LLP regarding the specific matters addressed. The opinion is not binding on the Internal Revenue Service (the “IRS”) or any court and there is no assurance that the IRS or a court would not reach a contrary conclusion.

     This opinion applies only to U.S. Holders (as defined below) and does not apply to certain categories of U.S. Holders subject to special treatment under the Code, such as holders that are pass-through entities or investors in pass-through entities, dealers or traders in securities or currencies, banks, insurance companies, traders who elect to mark-to-market their securities, persons whose “functional currency” is not the U.S. dollar, persons who own actually or constructively 10% or more (by voting power or value) of the shares of ICON plc, tax-exempt entities, U.S. expatriates, persons who hold ordinary shares or ADSs as a position in a straddle or as part of a “hedging,” “integrated,” “constructive sale” or “conversion” transaction and persons subject to the U.S. federal alternative minimum tax. Moreover, the opinion addresses only U.S. federal income tax consequences and does not address any other U.S. federal tax consequences or any state, local, non-U.S. or other tax consequences. Accordingly, prospective investors are urged to consult their own tax advisors to determine the specific tax consequences of the ownership and disposition of ordinary shares or ADSs to them, including any U.S. federal, state, local, non-U.S. or other tax consequences of (and any tax return filing or other reporting requirements relating to) the ownership and disposition of ordinary shares or ADSs purchased in this offering.

     For purposes of the following opinion, the term “U.S. Holder” means a beneficial owner of ordinary shares or ADSs that is, for U.S. federal income tax purposes, a individual who is a U.S. citizen or resident, a corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or a trust if:

  a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

  the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

     For U.S. federal income tax purposes, U.S. Holders of ADSs are treated as the owners of the underlying ordinary shares.

     Subject to the foregoing, it is the opinion of Cahill Gordon & Reindel LLP that:

Dividends

     Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of a distribution paid on an ordinary share or on an ADS (including the amount of any withholding tax) will be a dividend for U.S. federal income tax purposes to the extent paid out of ICON plc’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent that a distribution exceeds the portion of ICON plc’s earnings and profits attributable to such distribution, it will be treated as a nontaxable return of capital to the extent of a U.S. Holder’s tax basis in such share or ADS and thereafter as a capital gain. Dividends paid by ICON plc, if any, generally will not qualify for the dividends-received deduction otherwise generally available to corporate shareholders.

     Provided that we have not been and do not become a PFIC (as discussed below), dividends, if any, received by noncorporate holders in taxable years beginning prior to 2009 generally will be eligible for reduced rates of taxation applicable to “qualified dividend income,” subject to minimum holding period requirements and certain other requirements and limitations.

     The amount of any dividend paid in euros or other non-U.S. currency (a “foreign currency”) will equal the U.S. dollar value of the foreign currency received calculated by reference to the exchange rate in effect on the date the dividend is distributed regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as ordinary income or loss.

     Because more than 50% of the total combined voting power of all classes of ICON plc’s shares entitled to vote or the total value of ICON plc’s shares may be owned by U.S. persons, a portion of any dividends received by a U.S. Holder of ordinary shares or ADSs may be treated as U.S. source dividend income for purposes of calculating a U.S. Holder’s entitlement to U.S. foreign tax credits. However, a U.S. Holder entitled to benefits under the Ireland-U.S. Income Tax Treaty may elect to treat as foreign source income any portion of ICON plc’s dividends that otherwise would be treated as U.S. source pursuant to the rule described in the preceding sentence, in which event such portion of the ICON plc dividend must be separated from other income items for purposes of calculating the U.S. Holder’s foreign tax credit. U.S. Holders should consult their own tax advisors about the desirability of making, and the method of making, such an election and the application of the foreign tax credit provisions to them.

Gain on Disposition

     Subject to the PFIC rules discussed below, upon a sale, exchange or other disposition of the ordinary shares or ADSs, a U.S. Holder generally will recognize a gain or a loss, if any, equal to the differ-

ence between the amount realized upon the sale, exchange or disposition and the U.S. Holder’s tax basis in the ordinary shares or ADSs. Generally, a U.S. Holder’s tax basis in the ordinary shares or ADSs will be such holder’s cost. Such gain or loss will be capital gain or loss. Such gain or loss will generally be treated as U.S. source gain or loss. The exchange of ADSs for ordinary shares will not be a taxable event for U.S. federal income tax purposes.

PFIC Status

     A foreign corporation generally will be a PFIC for United States federal income tax purposes if in any tax year either 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, royalties, rents and annuities) or the average percentage of its assets that produce passive income or are held for the production of passive income is at least 50%. If the representations made by ICON’s management regarding the nature and amount of its income and assets and the manner in which it has managed and conducted its business are accurate (without regard to any knowledge or belief qualifiers expressed by management), ICON plc was not a PFIC for its taxable year ended December 31, 2005. In addition, while there can be no assurance because the determination depends on future events, based on ICON management’s current projections of ICON’s future income and assets, and the manner in which ICON currently intends to manage and conduct its business in the future, ICON plc will not be a PFIC in its current taxable year ending December 31, 2006 or in the foreseeable future. If ICON plc were treated as a PFIC for any taxable year in which a U.S. Holder held ordinary shares or ADSs, certain adverse consequences could apply, including a material increase in the amount of tax that the U.S. Holder would owe, an imposition of tax earlier than would otherwise be imposed, interest charges and additional tax form filing requirements. A U.S. Holder owning shares in a PFIC generally may be able to avoid or mitigate these adverse tax consequences by making a timely “qualified electing fund” (“QEF”) or “mark-to-market” election. U.S. Holders should consult with their tax advisors as to the effect of these rules, including the circumstances under which a U.S. Holder will be required to file a timely “protective statement” in order to preserve its right to make a QEF election.

Backup Withholding Tax and Information Reporting

     A U.S. Holder of ordinary shares or ADSs may be subject to information reporting requirements and backup withholding tax for amounts paid with respect to dividends on the ordinary shares or ADSs, or the proceeds of sale or other disposition (including a redemption) of the ordinary shares or ADSs, unless the holder:

  is a corporation or comes within certain other exempt categories, and when required, demonstrates this fact; or

  provides a correct taxpayer identification number, or T.I.N., certifies that he, she or it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

     A U.S. Holder of ordinary shares or ADSs who does not provide a correct T.I.N. may be subject to penalties imposed by the IRS. Any amount withheld under backup withholding rules generally will be creditable against a U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that a U.S. Holder timely furnishes certain information to the IRS.

IRISH TAXATION CONSIDERATIONS

     Set forth below is the opinion of KPMG, Tax Advisors to the Company, regarding the material aspects of Irish tax law and practice regarding the ownership and disposition of ordinary shares and ADSs by US Holders (as defined in the opinion included elsewhere in “U.S. Taxation Considerations” provided by Cahill Gordon & Reindel LLP). This opinion deals with only ordinary shares and ADSs held as capital assets and does not address special classes of shareholders such as dealers in securities. This opinion also does not address any potential application of Section 811 Taxes Consolidation Act of 1997, a general anti-avoidance section, enabling Irish Revenue Commissions to recharacterize transactions undertaken for tax avoidance motives. This opinion is not exhaustive and all shareholders are advised to contact their own tax advisers with respect to the taxation consequences of their ownership or disposition of ordinary shares or ADSs. This opinion is not a guarantee and merely represents the judgment of KPMG regarding the specific matters addressed. This opinion is based on the tax laws of the Republic of Ireland, the Double Taxation Convention between the Republic of Ireland and the United States of America and current practice of the Irish Revenue Commissioners, changes to any of which after the date hereof could apply on a retroactive basis and affect the tax consequences described herein.

     Subject to the foregoing, it is the opinion of KPMG that:

Dividends

     Unless exempted, all dividends paid by ICON, other than dividends paid entirely out of exempt patent income, subject to conditions, will be subject to Irish withholding tax at the standard rate of income tax in force at the time the dividend is paid, currently 20%. An individual shareholder who is neither resident nor ordinarily resident for tax purposes in Ireland, but is resident in a country with which Ireland has a double tax treaty, which includes the United States, or in a member state of the European Union, other than Ireland (together a “Relevant Territory”), will be exempt from withholding tax provided he or she makes the requisite declaration. No dividend withholding tax will apply on the payment of a dividend from an Irish resident company to its Irish resident 51% parent company. Where the Irish company receiving the dividend does not hold at least 51% of the shares in the paying company, the dividend will be exempt if the Irish corporate shareholder makes the requisite declaration.

     Non-Irish resident corporate shareholders that:
  are ultimately controlled by residents of a Relevant Territory;

  are resident in a Relevant Territory and are not controlled by Irish residents;

  have the principal class of their shares, or shares of a 75% parent, substantially and regularly traded on one or more recognized stock exchanges in a Relevant Territory or Territories; or

  are wholly owned by two or more companies, each of whose principal class of shares is substantially and regularly traded on one or more recognized stock exchanges in a Relevant Territory or Territories;

will be exempt from withholding tax on the production of the appropriate certificates and declarations.

     U.S. Holders of ordinary shares (as opposed to ADSs; see below) should note, however, that these documentation requirements may be burdensome. As described below, these documentation requirements do not apply in the case of ADSs.

     Special arrangements are available in the case of interests in shares held in Irish companies through American depositary banks using ADSs. The depositary bank will be allowed to receive and pass on a dividend from the Irish company without any deduction for withholding tax in the following circumstances:

  the depositary has been authorized by the Irish Revenue Commissioners as a qualifying intermediary and such authorization has not expired or been revoked; and either the depositary bank’s ADS register shows that the beneficial owner has a U.S. address on the register; or

  if there is a further intermediary between the depositary bank and the beneficial owner, where the depositary bank receives confirmation from the intermediary that the beneficial owner’s address in the intermediary’s records is in the U.S.
Income Tax

     Under certain circumstances, non-Irish resident shareholders will be subject to Irish income tax on dividend income. This liability is limited to tax at the standard rate and therefore, where withholding tax has been deducted, this will satisfy the tax liability.

     However, a U.S. Holder will not have an Irish income tax liability on dividends from the company if the U.S. Holder is neither resident nor ordinarily resident in the Republic of Ireland and the U.S. Holder is:

  an individual resident in the U.S. (or any other country with which Ireland has a double taxation treaty);

  a corporation that is ultimately controlled by persons resident in the U.S. (or any other country with which Ireland has a double taxation treaty);

  a corporation whose principal class of shares (or its 75% or greater parent’s principal class of shares) is substantially and regularly traded on a recognized stock exchange in an EU country or a country with which Ireland has concluded a double taxation treaty;

  a corporation resident in another EU member state or in a country with which Ireland has concluded a double taxation treaty, which is not controlled directly or indirectly by Irish residents; or

  a corporation that is wholly owned by two or more corporations each of whose principal class of shares is substantially and regularly traded on a recognized stock exchange in an EU country or a country with which Ireland has concluded a double taxation treaty.

     U.S. Holders that do not fulfill the documentation requirements or otherwise do not qualify for the withholding tax exemption may be able to claim treaty benefits under the treaty. U.S. Holders that are entitled to benefits under the treaty will be able to claim a partial refund of the 20% withholding tax from the Irish Revenue Commissioners.

Gain on Disposition

     A person who is not resident or ordinarily resident in Ireland, has not been an Irish resident within the past five years and who does not carry on a trade in Ireland through a branch or agency will not be subject to Irish capital gains tax on the disposal of ordinary shares or ADSs, so long as the ordinary shares or ADSs, as the case may be, are either quoted on a stock exchange or do not derive the greater part of their value from Irish land or mineral rights. There are provisions to subject a person who disposes of an interest in a company while temporarily being non-Irish tax resident, to Irish capital gains tax. This treatment will apply to Irish-domiciled individuals:

  who cease to be Irish resident;

  who own the shares when they cease to be resident;

  if there are not more than five years of assessment between the last year of Irish tax residence prior to becoming temporarily non-resident and the tax year that such individual resumes Irish tax residency;

  who dispose of an interest in a company during this temporary non-residence; and

  the interest disposed of represents 5% or greater of the share capital of the company or is worth at least €500,000.

     In these circumstances the person will be deemed, for Irish capital gains tax purposes, to have sold and immediately reacquired the interest in the company on the date of his or her departure and will be subject to tax at 20% of the taxable gain.

     A transfer of assets between spouses will not give rise to a gain or loss for a capital gains tax purposes. The spouse who receives the asset is deemed to have acquired it on the date and at the cost at which the other spouse acquired it. However, these provisions will not apply and a charge to capital gains tax may arise where the spouse acquiring the asset would not be liable to Irish capital gains tax if he/she disposed of such assets in the year in which they were acquired.

Stamp Duty–Ordinary Shares

     Irish stamp duty, which is a tax on certain documents, including CREST operator instructions, is payable on all transfers of the ordinary shares (other than between spouses) whenever a document of transfer is executed. Where the transfer is attributable to a sale, stamp duty will be charged at a rate of 1%, rounded to the nearest Euro. The stamp duty is calculated on the amount or value of the consideration (i.e., purchase price) or, if the transfer is by way of a gift (subject to certain exceptions) or for consideration less than the market value, on the market value of the shares. Where the consideration for the sale is expressed in a currency other than Euro, the duty will be charged on the Euro equivalent calculated at the rate of exchange prevailing on the date of the transfer.

     Transfers of ordinary shares between associated companies (broadly, companies within a 90% group relationship, and subject to the satisfaction of certain conditions) are exempt from stamp duty in the Republic of Ireland. In the case of transfers of ordinary shares where no beneficial interest passes (e.g., a transfer of shares from a beneficial owner to his nominee), no stamp duty arises where the transfer contains the appropriate certificate and, in the absence of such certificate, a flat rate of €12.70 (the nominal rate) will apply.

Stamp Duty–ADSs

     A transfer by a shareholder to the depositary or custodian of ordinary shares for deposit under the deposit agreement in return for ADSs and a transfer of ordinary shares from the depositary or the custodian upon surrender of ADSs for the purposes of the withdrawal of the underlying ordinary shares in ac-

cordance with the terms of the deposit agreement will be stampable at the ad valorem rate if the transfer relates to a sale or contemplated sale or any other change in the beneficial ownership of such ordinary shares. However, it is not certain whether the mere withdrawal of ordinary shares in exchange for ADSs or ADSs for ordinary shares would be deemed to be a transfer of or change in beneficial ownership which would be subject to stamp duty at the ad valorem rate. Where the transfer merely relates to a transfer where no change in the beneficial ownership in the underlying ordinary shares is effected or contemplated, no stamp duty arises where the transfer contains the appropriate certificate and, in the absence of such certificate, the nominal rate stamp duty of €12.70 applies.

     Transfers of ADSs are exempt from Irish stamp duty as long as the ADSs are dealt in on the Nasdaq National Market or any recognized stock exchange in the United States or Canada.

     The person accountable for payment of stamp duty is the transferee or, in the case of a transfer by way of gift, or for a consideration less than market value, all parties to the transfer. A late or inadequate payment of stamp duty will result in a liability to pay interest, penalties and fines.

Capital Acquisitions Tax

     A gift or inheritance of ordinary shares or ADSs will be within the charge to Irish capital acquisitions tax, notwithstanding that the person from whom or by whom the gift or inheritance is received is domiciled or resident outside Ireland. Capital acquisitions tax is charged at a rate of 20% on the value of the transfer above a tax-free threshold. This tax-free threshold is determined by the relationship between the donor and the successor or donee. It is also affected by the amount of the current benefit and previous benefits taken since December 5, 1991 from persons within the same capital acquisitions tax relationship category insofar as the benefits were within the charge to Irish capital acquisitions tax. Gifts and inheritances between spouses are not subject to capital acquisitions tax.

     The Estate Tax Convention between Ireland and the United States generally provides for Irish capital acquisitions tax paid on inheritances in Ireland to be credited against U.S. federal estate tax payable in the United States and for tax paid in the United States to be credited against tax payable in Ireland, based on priority rules set forth in the Estate Tax Convention. The Estate Tax Convention does not apply to Irish capital acquisitions tax paid on gifts.

PLAN OF DISTRIBUTION

     We and the selling shareholders may sell the securities offered by this prospectus in and outside the United States in one or more of the following ways:

  through underwriters;

  through dealers;

  through agents; or

  directly to purchasers.

     We and the selling shareholders may sell, either directly or through agents, and underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

     The prospectus supplement relating to any offering will include the following information:

  the terms of the offering, including the aggregate number of securities being offered;

  the names of any underwriters, dealers or agents;

  the purchase price of the securities;

  the net proceeds to us from the sale of the securities;

  any delayed delivery arrangements;

  any underwriting discounts or other underwriters’ compensation; and

  any discounts or concessions allowed or reallowed or paid to dealers.
Sales through Underwriters or Dealers

     If we or the selling shareholders use underwriters in an offering using this prospectus, we or the selling shareholders will execute an underwriting agreement with one or more underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if they purchase any. Compensation to the underwriters may be in the form of discounts, concessions or commissions. Underwriters may sell the securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If we or the selling shareholders use underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

     We or the selling shareholders may grant to the underwriters an option to purchase additional offered securities to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement. If we or the selling shareholders grant any over-allotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

     If we or the selling shareholders use a dealer in an offering of securities using this prospectus, we or the selling shareholders will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.

Direct Sales and Sales through Agents

     We or the selling shareholders may also use this prospectus to directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved. Except as set forth in the applicable prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

     We or the selling shareholders may also sell the offered securities through agents we or they designate from time to time. In the prospectus supplement, we or the selling shareholders will describe any commission payable by us or them to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

     If so indicated in the prospectus supplement relating to a particular issue of offered securities, we or the selling shareholders may authorize underwriters and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we or the selling shareholders may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction to which that institution is subject. Any commission paid to agents and underwriters soliciting purchases of securities pursuant to delayed delivery contracts accepted by us or the selling shareholders will be detailed in the prospectus supplement.

Indemnification

     Underwriters, dealers or agents participating in a distribution of securities using this prospectus may be deemed to be underwriters under the Securities Act. Pursuant to agreements that we or the selling shareholders may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us and the selling shareholders against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect of those liabilities.

Denominations

     The offered securities will be sold in minimum units of €50,000 (or the U.S. dollar equivalent thereof).

EXCHANGE CONTROLS AND OTHER LIMITATIONS
AFFECTING SECURITY HOLDERS

     Irish exchange control regulations ceased to apply from and after December 31, 1992. Except as indicated below, there are no restrictions on non-residents of Ireland dealing in domestic securities, which includes shares or depository receipts of Irish companies. Except as indicated below, dividends and redemption proceeds also continue to be freely transferable to non-resident holders of such securities.

     The Financial Transfers Act, 1992 gives power to the Minister for Finance of Ireland to make provision for the restriction of financial transfers between Ireland and other countries and persons. Financial transfers are broadly defined, and include all transfers which would be movements of capital or payments within the meaning of the treaties governing the European Communities. The acquisition or disposal of ADSs or ADRs representing shares issued by an Irish incorporated company and associated payments may fall within this definition. In addition, dividends or payments on redemption or purchase of shares and payments on a liquidation of an Irish incorporated company would fall within this definition. At present, the Financial Transfers Act, 1992 prohibits financial transfers involving certain persons connected with the former regime in Iraq, certain persons indicted by the International Criminal Tribunal for the former Yugoslavia, Zimbabwe, the Taliban of Afghanistan, Osama bin Laden and Al-Qaeda, Libe-ria, Burma/Myanmar, Uzbekistan, Sudan, Cote D’Ivoire and countries that harbour certain terrorist groups, without the prior permission of the Central Bank of Ireland.

     Any transfer of, or payment in respect of an ADS involving the government of any country or any person which is currently the subject of United Nations sanctions, any person or body controlled by any of the foregoing, or by any person acting on behalf of the foregoing, may be subject to restrictions pursuant to such sanctions as implemented into Irish law. The following countries and persons are currently the subject of such sanctions: Somalia, Sudan, Uzbekistan, Democratic Republic of Congo, Liberia, Burma/Myanmar, Zimbabwe, the Taliban of Afghanistan, Osama bin Laden and Al-Qaeda. There are no restrictions under the Company’s Articles of Association, or under Irish Law, that limit the right of nonresidents or foreign owners to hold or vote the Company’s ordinary shares or ADSs.

VALIDITY OF THE ORDINARY SHARES

     The validity of the ordinary shares will be passed upon by A&L Goodbody, solicitors, IFSC, Dublin 1, Ireland. Certain matters of U.S. and New York law with respect to this offering will be passed upon for us by Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York. Cahill Gordon & Reindel LLP may rely upon A&L Goodbody with respect to certain matters governed by Irish law.

EXPERTS

     The consolidated financial statements of ICON plc as of December 31, 2005, May 31, 2005 and 2004 and for the seven months ended December 31, 2005 and each of the years in the three-year period ended May 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The discussions included under the heading “Irish Taxation Considerations” were prepared for the Company by KPMG, independent registered public accounting firm, and have been included herein upon the authority of said firm as experts in tax matters.

     A&L Goodbody have given and have not withdrawn their written consent to the references in this prospectus to their names in the form and context in which they appear.

EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the shares, which will be borne by us and the selling shareholders proportionately to the ADSs being offered unless otherwise indicated:

Securities and Exchange Commission registration fee	$13,375
Nasdaq National Market fees	12,500
Legal fees and expenses	270,000
Accounting fees and expenses	100,000
Printing expenses	175,000
Transfer and Registrar fee	50,000
Miscellaneous	150,000

Total	$770,875

ENFORCEABILITY OF CIVIL LIABILITIES PROVISIONS OF
FEDERAL SECURITIES LAWS AGAINST FOREIGN PERSONS;
SHAREHOLDER RIGHTS UNDER IRISH LAW

     Some of the directors and officers of ICON, as well as the selling shareholders and some of the experts named in this prospectus, reside outside of the United States and all or a substantial portion of their assets and the assets of ICON are located outside of the United States. As a result, it may be difficult for investors to serve process in the United States upon such persons, other than ICON, or to enforce against them judgments of U.S. courts or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the United States in each case based upon civil liabilities under the U.S. federal securities laws. In addition, it may be difficult for investors to enforce in original actions brought in courts in jurisdictions outside the United States, liabilities predicated upon the U.S. Securities laws. A&L Goodbody Solicitors, ICON’s Irish counsel, advises that there may be an issue as to the enforceability against those persons in Ireland, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the U.S. federal securities laws. To enforce a judgment in Ireland given by a United States court or State court in the State of New York or County of New York, it would be necessary to obtain an order of the Irish Court. Such order would be granted upon proper proof of such judgment and that such United States or State court had jurisdiction, and the merits of the case would not be considered unless it were contended that the judgment of the United States or State court had been obtained by fraud or was contrary to natural justice as understood in Irish law or was repugnant to public policy of Irish law.

     Directors may be held liable for breaches of their fiduciary duties to the Company, and may be required to account to the Company for benefits which they have received as a result of their positions as directors. Directors may also be liable to the Company for negligence. Officers may also be liable for breach of duty and negligence, and may be held liable to the Company under various provisions of Irish company law.

     ICON has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent to receive service of process in actions against it arising out of the U.S. federal securities laws or out of violations of those laws in any federal or state court in New York, New York, relating to this offering.

Shareholder Rights Under Irish Law

     Under Irish law, shareholders are entitled to inspect the register of shareholders, registers relating to interests of directors and certain other registers relating to debentures granted by the company. Shareholders are also entitled to receive a copy of the Company’s annual reports, and will be provided with the Company’s constitutional documents on request. Shareholders are entitled to attend, and review minutes of, shareholder meetings, but are not entitled to review board or other corporate minutes.

     Under Irish law and the Company’s by-laws, shareholders are permitted to approve corporate matters by written consent. As is normal for Irish public companies, the Company does not have such enabling provisions in its constitutional documents.

     Under Irish law, shareholders holding 10% or more of the Company’s issued and paid up voting shares may call a shareholder meeting.

     Irish law does not contain any absolute prohibitions on the issuance of preferred stock or the adoption of poison pill devices or other measures that could prevent or delay a takeover. However, the ability of Irish companies to take any such defensive measures are constrained by the fiduciary duty of directors to act in the best interests of the company and its shareholders. Further Irish law provisions prohibit a company from taking any frustrating action where an offer has been made for the shares of the company.

     In general, Irish law recognizes the company as the proper plaintiff in cases involving the company and precludes shareholders from instituting actions on behalf of the company. In certain circumstances, Irish law permits shareholders to sue the company where it is alleged that the affairs of the company are being conducted in a manner oppressive to its shareholders.

     All matters relating to the management and control of an Irish company are generally delegated to its board of directors under the company’s constitutional documents, except for those actions which require a vote of the shareholders. ICON’s constitutional documents contain standard provisions delegating management and control to its board of directors. In certain situations, specific authority is delegated to officers, auditors and examiners.

ADDITIONAL INFORMATION

     We file annual and special reports and other information with the Securities and Exchange Commission, or the Commission. You may read and copy any of our reports, statements or other information at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available to the public from commercial document retrieval services and over the internet on the Commission’s website at http://www.sec.gov.

     In addition, we furnish to registered holders of ordinary shares and to The Bank of New York, as Depositary under our deposit agreement, for mailing to the record holders of ICON ADRs, all notices of stockholders’ meetings and other reports and communications we generally make available to stockholders. The Depositary arranges for the mailing of such notices, reports and communications to holders of record of ADSs. As a foreign private issuer, we are exempt from the rules under the Exchange Act requiring the furnishing and content of proxy statements.

     We have filed with the Commission a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the ADSs offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our ADSs, you should refer to the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

     We “incorporate by reference” information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. This information is an important part of this prospectus. Information that we file with the Commission in the future will automatically update and supersede information in this prospectus. Those future filings include annual reports on Form 20-F, reports on Form 6-K that we designate to be incorporated by reference into this prospectus and other reports we may file with the Commission.

     This prospectus incorporates by reference the following documents that we previously filed with the Commission and any future filings made with the Commission under Sections 13(a), 13(c) or 15(d) of the Exchange Act until the selling shareholders sell all the ADSs offered by this prospectus; these documents contain important information about our finances and us:

  our Transition Report on Form 20-F for the period ended December 31, 2005, filed with the Commission on March 15, 2006;

  our current report on Form 6-K, filed with the Commission on February 3, 2006 (as amended by Form 6-K/A filed with the Commission on April 12, 2006);

  the description of our Ordinary Shares and American Depositary Shares contained on Form 6-K/A filed with the Commission on March 7, 2003;

  the description of our Memorandum and Articles of Association contained on Form 6-K, filed with the Commission on January 31, 2003; and

  the description of our Registration Rights Agreement, dated as of December 12, 1997, contained on Form 6-K, filed with the Commission on January 31, 2003.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at this address: ICON plc, Attention: Ciaran Murray, Chief Financial Officer, South County Business Park, Leopardstown, Dublin 18, Ireland, (353) 1-291-2000.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

     Except as indicated below, there is no statute, charter provision, by-law, contract or arrangement under which any director or officer of ICON is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

     Paragraph 139 of the Articles of Association of ICON provides as follows:

      Subject to the provisions of and so far as may be permitted by the Acts, every Director, Managing Director, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses, and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

      To the extent permitted by law, the Directors may arrange insurance cover at the cost of the Company in respect of any liability, loss or expenditure incurred by any Director or officer in relation to anything done or alleged to have been done or omitted to be done by him as Director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 9. Exhibits.

(a)      The following exhibits are filed herewith, or incorporated by reference herein:

Exhibit
Number	Exhibit

1***	Form of Underwriting Agreement

4.1*	Deposit Agreement, dated as of May 20, 1998, between the Company, The Bank of New
York and the holders from time to time of the Company’s ADRs

Exhibit
Number	Exhibit

4.2**	Form of Ordinary Share certificate.

4.3*	Form of ADR certificate (included in Exhibit 4.1).

4.4**	Registration Rights Agreement, dated as of December 12, 1997.

5	Opinion of A&L Goodbody Solicitors as to certain Company related matters and the validity of the ordinary shares.

8.1	Opinion of Cahill Gordon & Reindel LLP as to certain matters of U.S. taxation.

8.2	Opinion of KPMG, Tax Advisors, as to certain matters of Irish taxation.

23.1	Consent of KPMG, Independent Registered Public Accounting Firm for the Company.

23.2	Consent of A&L Goodbody Solicitors (included in Exhibit 5).

23.3	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 8.1).

23.4	Consent of KPMG, Tax Advisors (included in Exhibit 8.2).

24.1	Power of Attorney (included on signature page).

*	Incorporated by reference from exhibits to the Company’s Registration Statement on Form F-6 (File No. 333-13442) filed with the Commission on April 29, 1998.

**	Incorporated by reference from exhibits to the Company’s Registration Statement on Form F-1 (File No. 333-8672) filed with the Commission on April 23, 1998.

***	To be filed as an amendment to this registration statement or as an exhibit to an Exchange Act report of the registrant and incorporated herein by reference.

Item 10. Undertakings.

A.	The undersigned registrant hereby undertakes:

	1.	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (A)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

5.	That, for the purpose of determining liability under the Securities Act to any purchaser:

	(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

	(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

7.	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information; and

8.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 18th day of April, 2006.

ICON plc

By:	/s/ Ciaran Murray

Ciaran Murray
Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Gray and Ciaran Murray and each of them severally, his true and lawful attorneys-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with the registration under the Securities Act of ordinary shares of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement and/or such other form of forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the ordinary shares of the Registrant to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities on the 18th day of April, 2006.

Name		Capacity

/s/	John Climax	Chairman of the Board, Director

Dr. John Climax

/s/	Peter Gray	Chief Executive Officer, Director

Peter Gray

/s/	Ciaran Murray	Chief Financial Officer
(Principal Financial and Accounting Officer)
Ciaran Murray

/s/	Ronan Lambe	Director

Dr. Ronan Lambe

/s/	Thomas Lynch	Director

Thomas Lynch

/s/	Edward Roberts	Director

Edward Roberts

/s/	Shuji Higuchi	Director

Shuji Higuchi

/s/	Bruce Given	Director

Dr. Bruce Given

/s/	Donald J. Puglisi	Authorized Representative in the United States

Donald J. Puglisi
Title: Managing Director
Puglisi & Associates

EXHIBIT INDEX

Exhibit
Number	Exhibit

1***	Form of Underwriting Agreement

4.1*	Deposit Agreement, dated as of May 20, 1998, between the Company, The Bank of New
York and the holders from time to time of the Company’s ADRs.

4.2**	Form of Ordinary Share certificate.

4.3*	Form of ADR certificate (included in Exhibit 4.1).

4.4**	Registration Rights Agreement, dated as of December 12, 1997.

5	Opinion of A&L Goodbody Solicitors as to certain Company related matters.

8.1	Opinion of Cahill Gordon & Reindel LLP as to certain matters of U.S. taxation.

8.2	Opinion of KPMG, Tax Advisors, as to certain matters of Irish taxation.

23.1	Consent of KPMG, Independent Registered Public Accounting Firm for the Company.

23.2	Consent of A&L Goodbody Solicitors (included in Exhibit 5).

23.3	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 8.1).

23.4	Consent of KPMG, Tax Advisors (included in Exhibit 8.2).

24.1	Power of Attorney (included on a signature page).

*	Incorporated by reference from exhibits to the Company’s Registration Statement on Form F-6 (File No. 333-13442) filed with the Commission on April 29, 1998.

**	Incorporated by reference from exhibits to the Company’s Registration Statement on Form F-1 (File No. 333-8672) filed with the Commission on April 23, 1998.

***	To be filed as an amendment to this registration statement or as an exhibit to an Exchange Act report of the registrant and incorporated herein by reference.